Exhibit 10.1

BINDING LETTER OF INTENT

Acquisition of Skycore Digital LLC by Z Squared Inc.

April 28, 2026

MN Data Centers JV LLC, 4 Peddlers Row, Unit #93, Newark, DE 19702 (Attn: Igor Soshkin)

Claw Holdings, LLC, 238 Thunder Road, Rutherfordton, NC 28139 (Attn: Charlie D. Brooks II)

Re:Acquisition of the Membership Interests of Skycore Digital LLC

Ladies and Gentlemen:

This Binding Letter of Intent (this “LOI”) sets forth the mutually agreed principal terms and conditions upon which Z Squared Inc., a Delaware corporation (Nasdaq: ZSQR) (the “Buyer” or “Issuer”), proposes to acquire 100% of the issued and outstanding membership interests (the “Membership Interests”) of Skycore Digital LLC, a North Carolina limited liability company (the “Company” or “Skycore”), from MN Data Centers JV LLC, a Delaware limited liability company holding 80% of the Membership Interests (“MN Data Centers”), and Claw Holdings, LLC, a North Carolina limited liability company holding 20% of the Membership Interests (“Claw” and, together with MN Data Centers, the “Sellers”). The proposed acquisition of the Membership Interests of the Company is referred to as the “Transaction.” Upon execution of this LOI by the Buyer and the Sellers, the parties shall be bound as set forth in Section 15 below.

1. The Transaction

At the closing of the Transaction (the “Closing”), the Sellers shall sell, assign, transfer, and deliver to Buyer, and Buyer shall purchase from the Sellers, all of the Membership Interests, free and clear of all liens, pledges, security interests, and encumbrances (other than restrictions arising under applicable securities laws), such that immediately following the Closing the Company shall be a wholly-owned subsidiary of Buyer.

2. Consideration

2.1 Base Closing Consideration. At the Closing, Buyer shall issue to the Sellers, pro rata in accordance with their respective percentage Membership Interests (80% to MN Data Centers and 20% to Claw), an aggregate number of shares of Buyer’s newly designated Series B Convertible Preferred Stock (the “Series B Preferred”) having an aggregate initial Liquidation Preference of $18,000,000 (the “Base Closing Consideration”).

2.2 Pre-Close Milestone Consideration (M-0: Power Securement). If the Sellers cause Skycore to secure 18 megawatts (MW) of additional power capacity prior to the Closing, evidenced by (i) executed power agreements, (ii) utility commitments, (iii) executed letter(s) of authorization, service request, capacity reservation agreement, or other agreement, instrument, or written confirmation from or with the applicable utility provider, or (iv) any combination of the foregoing, evidencing that additional power capacity has been allocated, approved, reserved, committed, or otherwise made available for the benefit of Skycore or the applicable project site (collectively, the “Utility Documentation”), the “M-0 Milestone” shall be deemed achieved and Buyer shall issue to the Sellers, pro rata, additional shares of Series B Preferred at the Closing having an aggregate initial Liquidation Preference of $4,000,000 (the “Milestone Consideration” and, together with the Base Closing Consideration, the “Consideration”). If fewer than 18 MW are secured prior to Closing, the Milestone Consideration shall be reduced on a pro-rata basis using the formula: Milestone Consideration = $4,000,000 × (MW Secured ÷ 18 MW). The aggregate initial Liquidation Preference of all Series B Preferred issued as Consideration shall not exceed $22,000,000. No later than five (5) business days prior to the anticipated Closing Date, the Sellers shall deliver to Buyer copies of the applicable Utility Documentation evidencing the secured MW capacity. Delivery of executed Utility Documentation from or with the applicable utility provider specifying, approving, reserving, allocating, authorizing, or otherwise evidencing the availability of additional power capacity shall constitute prima facie evidence of achievement of the applicable MW capacity for purposes of determining satisfaction of the M-0 Milestone. Buyer shall have five (5) business days following such delivery to confirm achievement of the M-0 Milestone or to contest such achievement solely on the basis of objective and material deficiencies apparent on the face of the Utility Documentation. Buyer shall be deemed to have accepted the M-0 Milestone unless it delivers a written objection specifying such objective and material deficiencies within such five (5) business day period..

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2.3 Working Capital Adjustment. The Consideration payable at closing shall be subject to a customary working-capital adjustment based on the difference between (a) Company’s Net Working Capital as of 11:59 p.m. local time on the day immediately preceding the Closing Date (the “Closing Net Working Capital”), and (b) a target Net Working Capital amount (the “Target Working Capital”), in each case to be mutually agreed and set forth in the Purchase Agreement (as defined below). Any such adjustment shall be dollar-for-dollar, provided that (i) the calculation of Net Working Capital shall be prepared in accordance with GAAP applied on a basis consistent with the Company’s historical accounting practices, policies, classifications and methodologies, (ii) the Purchase Agreement shall include customary definitions, illustrative examples, and dispute-resolution procedures to minimize ambiguity, (iii) the adjustment shall be subject to a customary true-up process following Closing based on a final closing statement prepared by Buyer and subject to Seller’s review and comment, and (iv) the parties shall consider inclusion of a mutually agreed collar or de minimis threshold to avoid immaterial adjustments. For the avoidance of doubt, Net Working Capital shall exclude cash and cash equivalents, indebtedness, and any transaction expenses to the extent taken into account elsewhere in the calculation of Consideration, in each case as defined in the Purchase Agreement.

3. Series B Convertible Preferred Stock

The terms of the Series B Preferred will be set forth in a Certificate of Designation (the “Certificate of Designation”) filed with the Delaware Secretary of State at or prior to the Closing, in form and substance consistent with this Section 3 and otherwise reasonably satisfactory to Buyer and the Sellers, and including the principal terms summarized below.

Term	Description
Stated Value	$1,000 per share.
Liquidation Preference	1.0x non-participating, senior to the Common Stock and to all existing and future series of preferred stock of the Issuer; payable in cash on a liquidation, dissolution, or winding-up of the Issuer.
Dividends (Issuer Toggle)

At the Issuer’s election on each quarterly payment date: (a) cash at 8.0% per annum of the then-current Liquidation Preference, payable quarterly in arrears; or (b) pay-in-kind (PIK) at 10.0% per annum, compounded quarterly, accreting to and increasing the Liquidation Preference.

Mandatory cash payment commences after eight (8) consecutive quarters of PIK election.

Conversion Price	110% of the 20-day volume-weighted average price (VWAP) of the Common Stock on The Nasdaq Global Market measured as of the date of execution of this LOI, subject to customary adjustments. If the Common Stock has not traded for at least twenty (20) trading days as of the date of execution of this LOI, the VWAP shall be calculated based on the trading days available; provided, that if fewer than ten (10) trading days are available, the Conversion Price shall be based on the 20-day VWAP immediately preceding the Closing Date.
Optional Conversion	Convertible at the holder’s option into Common Stock at a ratio equal to the then-current Liquidation Preference (including accreted PIK) divided by the Conversion Price.
Forced Conversion	Mandatory conversion of all outstanding Series B Preferred into Common Stock if the closing sale price of the Common Stock equals or exceeds 200% of the then-applicable Conversion Price for any twenty (20) consecutive trading days.
Annual Holder Put Right	Each holder may require the Issuer to redeem Series B shares during an annual exercise window from September 1 through September 30, with the first window opening on the second (2nd) anniversary of the Closing Date and recurring annually thereafter. Annual cap: 20% of total Series B shares issued to such holder (cumulative across base and milestone shares); unused capacity carries forward. Redemption price: $1,000 per share plus accrued and unpaid dividends, payable in cash or in Common Stock (valued at the 20-day VWAP ending on the exercise date) at the Issuer’s election, due within sixty (60) days of the exercise notice. Stock-form payments are subject to the Nasdaq 20% Cap fallback below.
Mandatory Redemption (Year 7)	On the seventh (7th) anniversary of the Closing Date, the Issuer shall redeem 100% of any Series B then outstanding at $1,000 per share plus accrued and unpaid dividends, payable in cash or in Common Stock at the then-current 20-day VWAP, at the Issuer’s election, subject to the Nasdaq 20% Cap fallback.
Voting	Votes with the Common Stock on an as-converted basis on all matters submitted to holders of Common Stock, subject to Nasdaq Listing Rule 5640.
Anti-Dilution	Broad-based weighted-average anti-dilution adjustment, plus customary adjustments for stock splits, stock dividends, combinations, recapitalizations, reorganizations, and similar events affecting the Common Stock, applied to the Conversion Price, Stated Value, share counts, and milestone share calculations.

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Term	Description
Protective Provisions	Class consent rights of the Series B holders over: (a) issuance of senior or pari passu securities; (b) charter amendments adverse to the Series B; (c) dividends or distributions on the Common Stock while Series B is outstanding; (d) fundamental transactions; and (e) any increase in authorized Series B shares.
Information Rights / Board Observer	Quarterly unaudited and annual audited financial statements. Board observer rights for so long as the original Series B recipients (and their permitted transferees) collectively hold at least 50% of the Series B shares initially issued to them.
Tag-Along / Co-Sale	Tag-along rights on Common Stock sales by holders exceeding 5% of outstanding shares; co-sale rights on Common Stock transfers by Issuer insiders.
Registration Rights	The Issuer shall register the Common Stock issuable upon conversion of the Series B Preferred (including shares attributable to accreted PIK and to redemption-form payments) on terms to be set forth in a Registration Rights Agreement. The Issuer shall cause the registration statement to be filed within thirty (30) days following Closing, shall use reasonable best efforts to cause the registration statement to become effective as promptly as practicable thereafter, and shall maintain effectiveness until all such shares have been sold or may be sold without restriction under Rule 144. The Registration Rights Agreement shall include customary and commercially reasonable provisions regarding filing, effectiveness, maintenance of effectiveness, suspension periods, cooperation, indemnification, and other related matters, including appropriate penalty mechanisms and/or enhanced liquidity protections in the event the Issuer fails to timely file, obtain effectiveness of, or maintain the effectiveness of the registration statement, in each case subject to customary exceptions and limitations.
Nasdaq 20% Cap / Cash Fallback	To the extent any milestone issuance, when aggregated with prior issuances, would exceed the thresholds of Nasdaq Listing Rule 5635 (including the 19.99% threshold), the Issuer shall promptly seek shareholder approval. If such approval is not obtained within ninety (90) days of submission, the Issuer shall pay the affected milestone in cash at $1,000 per Series B share equivalent (i.e., the Stated Value of the shares that would otherwise have been issued) in lieu of issuing additional Series B shares. The same Nasdaq 20% Cap fallback applies to any stock-form payment under the Annual Holder Put Right or the Year 7 Mandatory Redemption.

4. Closing; Definitive Documentation

4.1 Target Closing Date. The transaction shall be a bifurcated sign and close. The parties shall use their respective reasonable best efforts to consummate the Closing on or before the date that is sixty (60) days following execution of the Purchase Agreement, subject only to the receipt by Buyer of any applicable required stockholder approval pursuant to market exchange rules.

4.2 Definitive Documentation; Members’ Representative. As soon as reasonably practicable after the execution of this LOI, the parties shall commence to negotiate definitive transaction documentation consisting of: (a) a Membership Interest Purchase Agreement (the “Purchase Agreement”); (b) the Certificate of Designation; (c) a Site Management Services Agreement; (d) a Consulting Agreement with Charlie D. Brooks II; (e) a Registration Rights Agreement; (f) a Lock-Up Agreement among the Sellers and Buyer; and (g) such other ancillary agreements and instruments as are customary for transactions of this type (collectively, the “Definitive Documentation”), relating to Buyer’s acquisition of all the Membership Interests, to be drafted by Buyer’s counsel. The Definitive Documentation shall reflect, and be consistent in all material respects with, the terms set forth in this LOI. Igor Soshkin (primary) and Charlie D. Brooks II (alternate) (together, the “Members’ Representative”) shall be jointly authorized to act on behalf of the Sellers for milestone certifications, dispute resolution, indemnity claims, and all post-Closing communications with Buyer, on terms to be set forth in the Purchase Agreement.

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5. Representations, Warranties, and Covenants

The Purchase Agreement will contain representations and warranties customary for transactions of this type, including, but in no way limited to: (a) of the Sellers: due organization, authority and enforceability, title to Membership Interests (free and clear), and non-contravention; (b) of the Company: due organization and good standing, capitalization, financial statements, absence of undisclosed liabilities, absence of certain changes, material contracts (including power agreements and utility commitments), real property, intellectual property, data privacy, employee and labor matters, employee benefits, tax, litigation, compliance with laws, permits, environmental, customer and supplier matters, and customary fundamental representations; and (c) of Buyer: due organization and good standing, corporate authority, valid authorization and issuance of the Series B Preferred (and of the Common Stock issuable upon conversion), Nasdaq listing and compliance, SEC reporting compliance, and non-contravention. The Purchase Agreement will also contain interim operating covenants customary for transactions of this type, including covenants restricting material actions by the Company between signing and Closing, a non-solicitation covenant binding on the Sellers and the Company, covenants to obtain required consents and approvals, and reasonable cooperation covenants with respect to regulatory matters, SEC disclosure, and tax matters.

6. Conditions Precedent to Closing

The obligations of the parties to consummate the Transaction shall be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) of customary conditions precedent, including:

(a)   completion of Buyer’s legal, financial, tax, operational, and technical due diligence on the Company, with results reasonably satisfactory to Buyer, such condition to expire on the date that is thirty (30) days after the date of this LOI;

(b)   execution and delivery of the Definitive Documentation by all parties thereto;

(c)   Buyer shall have amended its certificate of incorporation as necessary to authorize and designate the Series B Preferred, and shall have filed the Certificate of Designation with the Delaware Secretary of State; Buyer shall use commercially reasonable efforts to obtain any required approvals in connection therewith;

(d)   delivery of the unanimous written consent of the Sellers, in their capacities as members of the Company, pursuant to the Skycore operating agreement;

(e)   receipt of all required governmental and regulatory approvals, including expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable;

(f)   to the extent required under Nasdaq Listing Rule 5635 or any other applicable Nasdaq listing rule, receipt of the requisite approval of Buyer’s shareholders (subject to the Nasdaq 20% Cap / Cash Fallback set forth in Section 3);

(g)   accuracy of the parties’ respective representations and warranties, and performance in all material respects of their respective covenants, in each case subject to customary materiality qualifiers;

(h) absence of any material adverse effect with respect to the Company since the date of this LOI; and

(i) absence of any law, order, judgment, or injunction prohibiting or making illegal the consummation of the Transaction.

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7. Exclusivity

From the date hereof until the earliest of (a) the Closing, (b) termination of this LOI in accordance with Section 11, and (c) 11:59 p.m. Eastern Time on the date that is ninety (90) days after the date of this LOI (the “Exclusivity Period”), the Sellers and the Company shall not, and shall cause their respective officers, directors, managers, employees, affiliates, members, agents, advisors, and other representatives (collectively, “Representatives”) not to, directly or indirectly: (i) solicit, initiate, encourage, facilitate, entertain, or respond to any expression of interest, inquiry, proposal, or offer from any person other than Buyer or its Representatives relating to any acquisition, merger, recapitalization, investment in, sale of substantially all assets of, or other change-of-control transaction involving the Company or any material portion of its Membership Interests or assets (any such transaction, an “Alternative Transaction”); (ii) furnish any non-public information to, or engage in any discussions or negotiations with, any person in connection with any Alternative Transaction; or (iii) enter into any agreement, arrangement, understanding, or commitment with respect to any Alternative Transaction. The Sellers and the Company shall promptly (and in any event within two (2) business days) notify Buyer in writing of any inquiry, proposal, or offer received during the Exclusivity Period with respect to an Alternative Transaction, including the identity of the proposing party and the material terms thereof.

8. Due Diligence; Access to Information

From the date hereof until the earlier of the Closing and the termination of this LOI, the Sellers shall cause the Company to afford Buyer and its Representatives reasonable access, during normal business hours and upon reasonable prior notice, to the Company’s properties, books, records, contracts, personnel, accountants, and advisors, and shall furnish to Buyer and its Representatives all such information concerning the Company and its business, operations, financial condition, and prospects (including in respect of the M-0 Milestone) as Buyer may reasonably request. All information provided pursuant to this Section 8 shall be subject to the Confidentiality Agreement referenced in Section 13.

9. Good-Faith Negotiation

Each party shall negotiate in good faith, and shall cause its Representatives to negotiate in good faith, the Definitive Documentation on the basis of, and consistent with, the principal terms set forth in this LOI, with a view toward executing and delivering the Definitive Documentation as promptly as reasonably practicable.

10. Publicity; Public Disclosure

The parties acknowledge that Buyer is a public company subject to the Securities Exchange Act of 1934, as amended, and Nasdaq listing rules, and that Buyer intends to (a) file a Current Report on Form 8-K disclosing the execution of this LOI and attaching this LOI as an exhibit thereto, and (b) issue a press release regarding the Transaction (together, the “Announcement”). Buyer shall provide the Members’ Representative a reasonable opportunity to review and comment on portions of the Announcement describing the Sellers or the Company, and shall consider in good faith any comments timely received; provided, that Buyer shall retain sole authority over the content of the Announcement and any related SEC filings to the extent required by applicable law or Nasdaq rules. Except as provided in the Announcement or as required by applicable law or stock exchange rule, no party shall issue any press release or make any public statement with respect to this LOI or the Transaction without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned, or delayed).

11. Termination; Drop Dead Date; Break-Up Fee

11.1 Termination Events. This LOI may be terminated prior to the Closing:

(a) by mutual written agreement of Buyer and the Members’ Representative;

(b) by either Buyer or the Members’ Representative upon written notice if the Definitive Documentation has not been executed by June 30, 2026 (the “Drop Dead Date”), provided that the right to terminate under this clause 11.1(b) shall not be available to any party whose material breach of this LOI has been the primary cause of such failure; the Drop Dead Date may be extended by mutual written agreement;

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(c) by either Buyer or the Members’ Representative upon written notice if the other party has materially breached any binding provision of this LOI and such breach is not cured within ten (10) business days of written notice thereof; and

(d) by Buyer upon written notice delivered on or before the date that is thirty (30) days after the date of this LOI if the results of Buyer’s due diligence are not reasonably satisfactory to Buyer.

11.2 Buyer Break-Up Fee. If Buyer terminates this LOI or the Purchase Agreement without cause (and other than as a result of a material breach by the Sellers or the Company, a failure of a condition precedent set forth in Section 6, or pursuant to Section 11.1(d)), Buyer shall pay to the Sellers a break-up fee of $500,000 in cash (the “Break-Up Fee”) within thirty (30) business days after such termination. For purposes hereof “for cause” means, with respect to any termination by Buyer of this LOI or the Purchase Agreement, that such termination arises from any of the following: (a) a material breach by any Seller or the Company of any binding provision of this LOI or, after execution of the Purchase Agreement, of any representation, warranty, or covenant therein (including any failure to consummate the Closing when required to do so); (b) the failure of any condition precedent to Buyer's obligation to consummate the Closing (whether set forth in Section 6 hereof or in the Purchase Agreement) to be satisfied, or the clear inability for such closing condition to be satisfied within a reasonable time or at all, at or prior to the Closing, other than where such failure is primarily the result of Buyer's material breach; (c) Buyer's exercise of its termination right under Section 11.1(d) (due diligence) or any corresponding due diligence termination right under the Purchase Agreement; or (d) the failure of the Definitive Documentation to be executed by the Drop Dead Date, or the failure of the Closing to occur by any outside date set forth in the Purchase Agreement.

11.3 Survival. Sections 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this LOI in accordance with their terms. Termination of this LOI shall not relieve any party from liability for any willful breach hereof prior to such termination.

12. Expenses

Except as expressly provided in this LOI or the Definitive Documentation, each party shall bear its own costs and expenses (including fees and expenses of its legal, accounting, tax, and financial advisors) incurred in connection with this LOI, the negotiation of the Definitive Documentation, and the Transaction, whether or not the Transaction is consummated.

13. Confidentiality

The mutual confidentiality obligations set forth in the Confidentiality Agreement among the Sellers and Buyer attached as Exhibit A to the Binding Term Sheet (the “Confidentiality Agreement”) are incorporated herein by reference and remain in full force and effect. Subject to Section 10 and any disclosures required by applicable law or Nasdaq rules, the existence and terms of this LOI, and any information exchanged in connection herewith, shall constitute Confidential Information for purposes of the Confidentiality Agreement.

14. Governing Law; Dispute Resolution

This LOI shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict-of-laws principles. Any dispute arising out of or relating to this LOI shall be finally resolved by binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, with the seat of arbitration in Wilmington, Delaware. Notwithstanding the foregoing, any party may seek injunctive or equitable relief in any court of competent jurisdiction to enforce the binding provisions of this LOI (including Section 7) or to preserve the status quo pending resolution of any arbitration.

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15. Binding Nature; Framework

The parties hereby agree on, and commit to, the principal terms of the Transaction as set forth in Sections 1 through 6, and each party undertakes to negotiate the Definitive Documentation in good faith on the basis of, and consistent with, those principal terms; however, the obligation of the parties to consummate the Transaction is subject in all respects to the execution and delivery of the Definitive Documentation and the satisfaction (or waiver, where permitted) of the conditions precedent set forth in Section 6 and in the Definitive Documentation. Sections 7 through 16 (collectively, the “Binding Provisions”) are intended to be, and upon execution of this LOI by Buyer and the Sellers shall be, the legally binding and enforceable obligations of the parties hereto.

16. Miscellaneous

16.1 Entire Agreement. This LOI, together with the Confidentiality Agreement and the Binding Term Sheet between the parties, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written agreements, negotiations, and understandings with respect thereto; provided, that to the extent of any conflict between this LOI and the Binding Term Sheet, this LOI shall control.

16.2 Amendment; Assignment. This LOI may be amended, modified, or waived only by a written instrument signed by Buyer and the Members’ Representative (acting on behalf of the Sellers). No party may assign this LOI without the prior written consent of the other parties; provided, that Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary of Buyer, with Buyer remaining primarily liable.

16.3 Counterparts; General. This LOI may be executed in any number of counterparts, each of which shall be deemed an original; signatures delivered by facsimile or electronic means (including .pdf or DocuSign) shall be deemed originals. This LOI is for the sole benefit of the parties and their respective successors and permitted assigns. If any provision of this LOI is held invalid, illegal, or unenforceable, the remaining provisions shall remain in full force and effect, and the parties shall negotiate in good faith a substitute provision that reflects, as closely as possible, the parties’ original intent.

[Remainder of Page Intentionally left Blank; Signature Page Follows]

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If the foregoing accurately reflects our mutual agreement, please so indicate by executing this Letter of Intent in the space provided below, whereupon this Letter of Intent shall constitute a binding agreement among the parties as of the date first written above.

Z SQUARED INC.	MN DATA CENTERS JV LLC	CLAW HOLDINGS, LLC

By: /s/ David Halabu	By: MN DATA CENTERS LLC	By: /s/ Charlie D. Brooks II
Its: Sole Member
Name: David Halabu		Name: Charlie D. Brooks II
Title: CEO		Title: CEO
By: Minting Dome Inc
Its: Sole Member

By: /s/ Igor Soshkin
Name: Igor Soshkin
Title: Director

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